Volumetric Fund, Inc.

87 Violet Drive

Pearl River, New York 10965

Code of Ethics

1.

General Provisions

1.1 Professional Responsibilities

Volumetric Fund, Inc. (the “Fund”) and Volumetric Advisers, Inc. (the “Adviser”) are dedicated to providing effective and proper professional investment management services. In addition, we are committed to the highest standards of moral and ethical conduct for both the Fund and the Adviser. In the subsequent sections of this Code of Ethic, the Fund and the Adviser may collectively be referred to as “Volumetric”.

When used herein, the term “client” includes any mutual fund shareholder of the Fund. The term also includes those other clients, for whom the Adviser provides investment advisory services that may or may not involve securities.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

Volumetric is required to adopt procedures reasonably necessary to prevent violating provisions of the Investment Advisory Act of 1940 with respect to personal securities trading.

In meeting its fiduciary responsibilities to our clients, Volumetric has promulgated this Code of Conduct (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.

The provisions of this Code are not meant to be all-inclusive but are intended as a guide in the conduct of their personal securities trading. It is also intended to lessen the chance of any misunderstanding between Volumetric and our employees regarding such trading activities. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Fund’s Vice President, Jeffrey Gibs who is the Fund’s Chief Compliance Officer (“CCO”). During the CCO’s absence the CEO, Gabriel Gibs will have the responsibility of the CCO.  In addition the CEO will approve all security trading of the CCO in accordance with the Code.

The CCO may under circumstances that are considered appropriate, grant exceptions to the provisions contained in this manual only when it is clear that the interests of clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of clients even at the expense of the interest of our employees.

1.2

Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be expected. It is important that employees understand the reasons for compliance with this Code. Volumetric’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. Employees should seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may result in severe discipline or grounds for termination of employment with Volumetric.

2.

Applicability of Restrictions and Procedures of this Code

2.1

Advisory Representatives

Rule 204-2(a)(12) of the Advisers Act requires generally that any partner, officer or director of Volumetric, or any associate who makes, participates in making, or whose activities relate to making any recommendation as to the purchase and/or sale of securities must report his/her personal securities transactions not later than 30 calendar days following the end of each calendar quarter. Such persons are collectively defined under sub-paragraph (A) of this rule as “Advisory Representatives.” This reporting requirement also applies to any employee of Volumetric who in the course of his/her duties with Volumetric is privy to information about securities that are being considered  for purchase by our clients.

2.2

Access Persons

In addition to the provisions of Rule 204-2(a)(12) of the Advisers Act, Rule 17j-1 of the Investment Company Act requires that any director, officer, or general partner of a fund or of a fund’s investment adviser, or any employee of a fund or of a fund’s investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a fund’s portfolio securities, or who has access to information regarding a fund’s future purchases or sales of portfolio securities must report his/her personal securities transactions not later than 30 calendar days following each calendar quarter.  Under 17j-1 such persons are defined as “Access Persons.”

Most of our employees fall under either the definition of “Advisory Representative” as given in the Advisers Act or “Access Person” under the Investment Company Act. For purposes of this Code all such employees of Volumetric are hereafter collectively referred to as “Access Persons” and are subject to provisions of this Code.

2.3

Associated Persons

Inasmuch as some of our employees are involved in purely administrative duties not involving investment advisory services, they are not considered to be Access Persons. However, certain activities under the Advisers Act and the Investment Company Act apply to all employees of Volumetric. For those activities under the Advisers Act or the Investment Company Act or any provisions of this Code that apply to all employees of Volumetric, the term “Associate” or “Associated Person” will be used to collectively describe such employees.

3.

Securities Subject to the Provisions of this Code

3.1

Covered Securities

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term “Security” as follows:

Any note, stock, treasury stock, mutual fund managed by the Adviser, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

 For purposes of this Code, the term “Covered Securities” shall mean all such securities described above except the following:

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Securities that are direct obligations of the United States;

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Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•

Securities issued by any state or municipal subdivision thereof;

•

Shares of any registered open-end investment company unless the adviser or control affiliate acts as the investment adviser for the fund, in which case it (the Fund) becomes a reportable transaction,

•

Purchases effected upon exercise of rights offered by an issuer pro-rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer.

Although the term “Covered Securities” under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States. However, if there is any question by an Access Person as to whether a security is “covered” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

In addition to the above restrictions, no Access Person shall purchase or sell any covered security for any account in which he/she has any beneficial interest, if:

•

There is any possible conflict of interest or appearance thereof.

3.2

Securities not Subject to Restrictions

Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to the trading restrictions of this Section or the reporting requirements of sub-section 5.3. and 5.4 of this Code, however, the Access Person should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

4.

Limitations on Personal Trading by Access Persons

Personal securities transactions by Access Persons are subject to the following trading restrictions:

4.1

Pre-clearance of Transactions

No Access Person may purchase or sell any covered security without first obtaining prior clearance from the CCO. The CCO may reject any proposed trade by an Access Person that: (a) involves a security that is being purchased or sold by the Fund; (b) creates a conflict of interest or an appearance thereof (c) is otherwise inconsistent with applicable law, including the Advisers Act, the Investment Company Act and the Employee Retirement Income Security Act of 1974.

4.2

Black-Out Periods

No Access Person may purchase or sell a security if he/she knows that the Fund is purchasing or selling that security within the next five (5) business days.

4.3

Short Term Trading

No Access Person of Volumetric Fund may purchase and subsequently sell (or sell and purchase) the same security within any 60-day period, unless such transaction is approved by the CCO, or unless such transaction is necessitated by an unexpected special circumstance involving the Access Person. The CCO shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and Volumetric’s policies and procedures, and whether the trade would create an appearance of impropriety. Based on his/her consideration of these issues, the CCO shall have the sole authority to grant or deny permission to execute the trade.

4.4

Potential Conflicts in Trading by Access Persons for their own Accounts (Front Running)

In order to avoid any potential conflict of interest between Volumetric and its clients, securities transactions for the accounts of Access Persons in the same security as that purchased/sold for Volumetric should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day. If the CCO determines that a potential conflict of interest exists, he/she shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate.

5.

Securities Reporting by Access Persons

5.1

Application of the Code of Conduct to Access Persons of Volumetric

The provisions of this Code applies to every security transaction, in which an Access Person of Volumetric has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him/her. An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate.

If an Access Person believes that he/she should be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he/she should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

5.2

Transaction Report Is To Be Submitted Upon Becoming an Access Person

Any employee of Volumetric who during the course of his/her employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial Securities Holdings Report no later than 10 days after the employee becomes an Access Person. This report must include the following information:

•

 A list of securities, including the title, number of shares, and/or principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

•

The name of any broker, dealer or bank with whom the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

•

The date the report is submitted to the CCO by the Access Person.

5.3

Quarterly Transaction Reports

Every Advisory Representative and/or Access Person must submit a Personal Securities Trading Report to the CCO not later than 30 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the Access Person’s brokerage account(s) or in any account(s) in which the Access Person may have any direct or indirect beneficial interest or ownership. The quarterly Personal Securities Trading Report must contain the following information:

•

The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;

•

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•

The price at which the covered security was effected;

•

The name of the broker, dealer or bank through whom the transaction was effected;

•

In addition to the securities transaction data, the report will contain representations that the Advisory Representative (i) during the period, has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to Volumetric, and (iii) agrees to notify Volumetric if he/she opens a personal securities account which has not otherwise been disclosed to Volumetric.

•

The date the report is submitted to the CCO by the Advisory Representative and/or Access Person. (Note: The report must be submitted to the CCO within 30 calendar days following the end of the quarter.)

The CCO at his discretion may modify some of the above requirements. Following submission of the Personal Securities Trading Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are to be maintained by the CCO.

5.4

Annual Securities Holdings Report

Every Access Person must submit an Annual Personal Securities Holdings Report to the CCO listing all covered securities held by the Access Person as of December 31 of each year. The report must be submitted not later than 30 calendar days following year-end and must be current as of a date no more than 45 days before the report is submitted. The Annual Personal Securities Holding Report must contain the following information:

•

The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;

•

The name of any broker, dealer or bank with whom the Access Person maintains an account in which any covered securities are held for the direct or indirect benefit of the Access Person; and

•

The date the annual report is submitted by the Access Person to the CCO.

The CCO at his discretion may modify these requirements. Following submission of the Annual Personal Securities Holding Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person.

6.

Reports of Associates’ Securities Trades in Accounts with Broker/Dealers

In lieu of manually listing each securities transaction on the Personal Securities Trading Report, an Associate may affix (staple) copies of trade confirmations received during that quarter to his/her report.

7.

Personal Securities Transactions and Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information. The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an Access Person or Associate of Volumetric believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CCO, or a principal of Volumetric accordingly. Acting on such information may subject the Access Person or Associate to severe federal criminal penalties and the forfeiture of any profit realized from any transaction. Volumetric will abide by Regulation FD (Fair Disclosure) as per the regulation.

8.

Options

Transactions in put or call options are subject to the same criteria as those for the underlying securities.

9.

Dealings with Clients

Associates of Volumetric are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, Associates are prohibited from borrowing money or securities from any client and from lending money to any client, unless the client is a member of the Associate’s immediate family.

.

10.

Margin Accounts

While brokerage margin accounts are discouraged, an Associate may open or maintain a margin account with a brokerage firm with whom the Associate has maintained a regular brokerage.

11.

New Issues (IPO)

In view of the potential conflicts of interest, Associates are not permitted to purchase initial public offerings of securities (“IPO’s”) that are over-subscribed and likely to rise to an immediate premium over the issue price. Such IPOs are termed “hot issues.” However, Associates may purchase IPO’s when such securities are not oversubscribed or have not been requested by or are not being considered for purchase for Volumetric Fund. In all cases, Associates must obtain written approval from the CCO before subscribing to or purchasing any new issue.

12.

Private Placements

No Associate shall purchase any security which is the subject of a private offering, unless prior written approval has been obtained from the CCO.

13.

Short Sales

Associates may be restricted from selling short any security that is held broadly in client portfolios. Short sales executed by Associates must also comply with the other applicable trading restrictions of this Code.

14

Other Restricted Activities Applicable to All Associates of Volumetric

14.1

Outside Business Interests

An Associated Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with Volumetric’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the Associate’s prospective employer without the Associate’s permission.

Volumetric does not wish to limit any Associate’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients.

14.2

Personal Gifts

Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to Associates of Volumetric Fund are discouraged. Gratuitous trips and other favors whose value may exceed $100 should be brought to the attention of the CCO.

15. Effectiveness of the Code

This Code of Ethics supersedes all prior codes and becomes effective on December 14, 2016.

16.

Promulgation, Execution and Distribution of the Code

The Board of Directors of Volumetric Fund, Inc. have read and approved this Code of Conduct/Ethics regarding personal securities trading by Access Persons/Associates of Volumetric. In addition to having approved this Code, the Board agrees to review at least annually the provisions of this Code which may require periodic revisions, clarifications, or up-dating so as to comply with the provisions of the Investment Advisers Act, the Investment Company Act and SEC interpretations thereof with respect to personal securities trading by Access Persons/Associates of Volumetric.

Signed___________________________________________ Date _________________

Board Member

17.

Acknowledgment of Receipt of Code of Conduct/Ethics

Access Person/Associate of Volumetric Fund

I have read the above Code of Conduct of Volumetric Fund regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.

Signed _____________________________________________ Date_______________